Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-38372 on Form S-8 of the F.N.B. Corporation of our report dated June 27, 2008, appearing in this Annual Report on Form 11-K of the F.N.B. Corporation Progress Savings 401(k) Plan included for the year ended December 31, 2007.
/s/Crowe Chizek and Company LLC
South Bend, Indiana
June 27, 2008